EXHIBIT 10.8

SUMMARY OF EXECUTIVE BONUS PLAN

The following is a summary of the executive bonus plan as adopted by the Compensation Committee of the Micromuse Board of Directors in October 2003 for the fiscal year ending September 30, 2004.

In fiscal year 2004, Micromuse’s Chief Executive Officer, Lloyd Carney, and Chief Financial Officer, Mike Luetkemeyer, were considered eligible for performance-based variable compensation based on their achievement of revenue and earnings-per-share targets established in advance by the Compensation Committee of the Company’s Board of Directors. These executives were considered eligible for increases in the amounts of their bonuses for quarters in which revenue backlog increased to pre-determined levels. Actual payout of these bonuses for the executives was processed in accordance with these parameters, with authorization from the Compensation Committee.

Other Micromuse executive officers were also eligible to receive variable compensation (bonus) awards based on their achievement of specific operational goals set each quarter by Mr. Carney. Upon completion of each quarter, goal achievement was rated by Mr. Carney and subsequent bonus payout levels were calculated and paid.